Exhibit 4.06

English Summary of

Petrochemical Naphtha Purchase and Sale Agreement by and Between

Petróleo Brasileiro S.A. – Petrobras and Braskem S.A.

The summary below contains an abridged description of the principal terms of the agreement originally executed in Portuguese language by the parties referred to herein (the “Agreement”).

1. Date of execution: June 8, 2020.

2. Parties: Petróleo Brasileiro S.A. – Petrobras (“Petrobras”), as seller, and Braskem S.A. (“Braskem”), as purchaser.

3. Object: sale by Petrobras and purchase by Braskem of 37,500 tons per month of petrochemical naphtha to be delivered to Braskem’s petrochemical plant in the State of Bahia. The monthly minimum amount may be subject to reduction in case of certain events, including stoppages, and according to a calculation formula set forth in the agreement. The agreement contains certain terms relating to additional orders, and other related terms and schedules. Pursuant to the Agreement, the parties may agree to modify the amount of firm orders under certain conditions and subject to price adjustments according to calculation formulas contained in the Agreement. The Agreement also contains provisions for quantities not delivered or not received and corresponding adjustments.

4. Term: the term of the agreement is five years, from December 23, 2020 to December 31, 2025.

5. Delivery schedule: the Agreement contains certain provisions relating to delivery and retrieval schedules that may be adjusted based on forecasts and other variables.

6. Quality and inspection: the naphtha delivered pursuant to the terms and conditions contained in the Agreement must comply with certain technical and quality specifications set forth in the Agreement.

7. Measurement and delivery: the Agreement contains certain terms, conditions and requirements for the measurement of amounts delivered and conditions for delivery.

8. Price: the naphtha prices will be 100% Naphtha ARA.

9. Credit facility: the Agreement contains a provision allowing Petrobras to grant a credit facility for the benefit of Braskem under the Agreement for payment of invoices on credit, at its sole discretion, which shall be subject to certain guarantees and may be terminated at any time with prior notice.

10. Liability and indemnification: the Agreement contains certain provisions relating to the parties’ liabilities and indemnification obligations for damages, loss of profit and other events, including certain exceptions for acts of God and force majeure under Brazilian law.

11. Termination: the Agreement may be terminated by either party upon: (i) being notified at least 30 days in advance of the failure to comply with any terms or conditions of the Agreement; (ii) transfer or assignment of the Agreement; (iii) certain changes in the capital structure or modification of any party’s corporate purpose or whenever there is a conflict with the purpose of the Agreement; (iv) failure to comply with certain specific provisions of the Agreement; and (v) other conditions set forth in the Agreement. In addition, Petrobras may terminate the Agreement in case of bankruptcy, ratification of extrajudicial reorganization or approval of judicial reorganization proceedings of Braskem if no sufficient security deposit is posted pursuant to contractual obligations. A non-defaulting party may choose to suspend the Agreement instead of terminating it until the breach of a contractual provision is cured.

12. Assignment: a party may not assign or transfer the agreement without the prior written consent of the other party, and shall remain jointly and severally liable with the assignee for any contractual obligation that is assigned. Petrobras may assign this agreement to the corporate that may succeed Petrobras in the ownership of the Asset Refinaria Landulpho Alves (RLAM).

13. Confidentiality: for five years after the termination of the Agreement, the parties agreed to hold all information transmitted under, pursuant or related to the Agreement in confidentiality.

14. Governing law and forum: the Agreement is governed by Brazilian law, and any dispute under the Agreement shall be resolved by the courts of the city of Rio de Janeiro, in the State of Rio de Janeiro, Brazil.